Exhibit 99

Viad Corp Announces Full Year and Fourth Quarter Results

Full Year Income from Continuing Operations of $2.10 Per Share and Income Before Other Items of $2.28 Per Share

Fourth Quarter Loss from Continuing Operations of $0.18 Per Share and Income Before Other Items of $0.16 Per Share

PHOENIX--(BUSINESS WIRE)--February 6, 2009--Viad Corp (NYSE:VVI) today announced full year 2008 revenue of $1.1 billion, segment operating income of $82.0 million, and income from continuing operations of $43.0 million, or $2.10 per diluted share. Excluding favorable resolution of tax matters of $5.7 million, or $0.28 per share, and non-cash impairment charges of $9.4 million after-tax, or $0.46 per share, Viad’s income before other items was $46.7 million, or $2.28 per share. This compares to the company’s prior guidance of $2.12 to $2.22 per share and 2007 income before other items of $39.3 million, or $1.88 per share.

Paul B. Dykstra, chairman, president and chief executive officer, said, “We had a very strong year in 2008. Income per share before other items grew by 21.3 percent and was in line with the guidance we set forth at the beginning of the year. All of our businesses performed well. Exhibitgroup/Giltspur produced its second straight year of double-digit revenue growth, GES successfully executed a record revenue year, and the Travel and Recreation Services businesses continued to produce strong operating income and margins.”

Full year 2008 net income was $43.4 million, or $2.12 per share, versus $44.6 million, or $2.14 per share, in 2007. Net income in 2008 reflects the write-down of goodwill and intangible assets and lower income from discontinued operations, mostly offset by stronger segment operating income and higher income from the favorable resolution of tax matters.

Fourth quarter 2008 revenue was $205.8 million with segment operating income of $6.3 million and a loss from continuing operations of $3.6 million, or $0.18 per share. Excluding favorable resolution of tax matters of $2.5 million, or $0.13 per share, and non-cash impairment charges of $9.4 million after-tax, or $0.47 per share, Viad’s fourth quarter income before other items was $3.3 million or $0.16 per share. This compares to Viad’s 2007 fourth quarter income before other items of $0.02 per share. The higher income versus the 2007 fourth quarter was primarily due to increased operating income from the acquisition of Becker Group as well as improved operating results at GES and lower corporate expenses.

Non-Cash Impairment Charges

During the 2008 fourth quarter, Viad completed an impairment evaluation of goodwill and other intangible assets. In connection with this testing and as a result of the continued deterioration in the macroeconomic environment, Viad recorded a non-cash impairment charge of $11.2 million pretax ($9.4 million after-tax, or $0.47 per share), including $8.6 million pretax primarily related to goodwill and other intangible assets at Becker Group, and $2.6 million pretax related to certain intangible assets associated with Melville, GES’ United Kingdom operation.

Viad uses a discounted cash flow methodology to estimate the fair value of its reporting units and its intangible assets. The estimates and assumptions regarding expected future cash flows, terminal values and the discount rate require considerable judgment and are based on historical experience, financial forecasts and industry trends and conditions. These estimates, however, have inherent uncertainties, and different assumptions could lead to materially different results.

Full Year and Fourth Quarter 2008 Financial Highlights

Highlights of the 2008 full year and fourth quarter, compared to full year and fourth quarter 2007 results, are presented below.

	2008	2007	Change
	($ in millions)
Revenue	$1,120.9	$1,003.7	11.7%
Segment operating income	$82.0	$68.7	19.3%
Operating margins (Note A)	7.3%	6.8%	50 bps
Income before other items (Note B)	$46.7	$39.3	18.7%
Income from continuing operations	$43.0	$42.5	1.0%
Net income (Note C)	$43.4	$44.6	-2.7%
Adjusted EBITDA (Note B)	$104.7	$86.4	21.2%
Net cash provided by operating activities	$65.6	$82.2	-20.2%
Free cash flow (Note B)	$23.3	$45.6	-49.0%

	Q4 2008	Q4 2007	Change
	($ in millions)
Revenue	$205.8	$215.5	-4.5%
Segment operating income (loss)	$6.3	$(0.7)	**
Operating margins (Note A)	3.1%	-0.3%	340 bps
Income before other items (Note B)	$3.3	$0.4	**
Income (loss) from continuing operations	$(3.6)	$1.6	**
Net income (loss) (Note C)	$(3.0)	$3.6	**
Adjusted EBITDA (Note B)	$12.9	$5.4	**
Net cash provided by operating activities	$13.3	$31.1	-57.0%
Free cash flow (Note B)	$5.5	$20.4	-72.8%

** Change is greater than +/- 100 percent.
(A)	For operating margins, the change from the prior year period is presented in basis points.

(B)	Income before other items is defined by Viad as income from continuing operations before the after-tax effects of impairment losses/recoveries, favorable resolution of tax matters and the after-tax effects of gains on sale of corporate assets. Adjusted EBITDA is defined by Viad as net income before interest expense, income taxes, depreciation and amortization, impairment losses/recoveries, changes in accounting principles and the effects of discontinued operations. Free cash flow is defined by Viad as net cash provided by operating activities minus capital expenditures and dividends. Income before other items, adjusted EBITDA and free cash flow are supplemental to results presented under accounting principles generally accepted in the United States of America (GAAP) and may not be comparable to similarly titled measures presented by other companies.

These non-GAAP measures are used by management to facilitate period-to-period comparisons and analysis of Viad’s operating performance and liquidity. Free cash flow is also used by management to assess the company’s ability to service debt, fund capital expenditures and finance growth. Management believes these non-GAAP measures are useful to investors in trending, analyzing and benchmarking the performance and value of Viad’s business. These non-GAAP measures should be considered in addition to, but not as a substitute for, other similar measures reported in accordance with GAAP. See Table Two for reconciliations of income from continuing operations to income before other items. Also see Table Two for reconciliations of net income to adjusted EBITDA, and of net cash provided by operating activities to free cash flow.

(C)	Net income includes the following results of discontinued operations: income of $595,000 and $385,000 in the 2008 fourth quarter and full year, respectively, related to certain obligations associated with previously sold operations; and income of $2.0 million in the 2007 fourth quarter and full year primarily related to the settlement of a real estate participation interest associated with a parcel of land sold by a discontinued operation.

At the end of the fourth quarter 2008:

  Cash and cash equivalents were $148.0 million.
  Debt totaled $12.6 million, with a debt-to-capital ratio of 2.6 percent.

Also during the fourth quarter 2008:

  Viad repurchased 253,119 shares of its common stock at an aggregate cost of $5.7 million.
  Viad recorded net restructuring charges of $630,000 ($392,000 after-tax) primarily related to corporate office expenses, including the elimination of certain positions.

GES Exposition Services (GES)

For the fourth quarter of 2008, GES’ revenue was $132.2 million, down $25.2 million or 16.0 percent from $157.4 million in the fourth quarter of 2007, reflecting negative show rotation of $9 million, unfavorable currency translation of $8.8 million, a decline in exhibitor discretionary revenue, and a 6.0 percent decline in base same-show revenue. Fourth quarter segment operating income was $356,000, up $1.0 million as compared to a loss of $681,000 in the 2007 quarter. The improvement in operating results on lower revenues was driven mainly by cost reductions as well as lower performance-based incentives relative to the 2007 fourth quarter.

Full year revenue was $808.8 million, up $62.1 million or 8.3 percent from $746.7 million in 2007. Full year segment operating income increased 14.3 percent to $58.1 million, as compared to $50.8 million in 2007. The growth over 2007 reflects positive show rotation revenue of $63 million and strong exhibitor discretionary spending on the rotating shows, partially offset by a 3.2 percent decline in base same-show revenue.

Dykstra said, “With more than $800 million in revenue, 2008 was a record year for GES. Significant positive show rotation, along with strong penetration of exhibitor discretionary spending, more than offset the 3.2 percent reduction in base same-show revenue. As discussed previously, the weakness in base same-show revenue in 2008 was driven primarily by two major biannual retail shows. Excluding these shows, base same-show revenue increased about one percent for the year.”

Experiential Marketing Services

Viad’s Experiential Marketing Services segment is comprised of two business units: Exhibitgroup/Giltspur and Becker Group (acquired January 4, 2008). Fourth quarter revenue from this segment was $67.2 million (including $21.4 million of revenue from the acquisition of Becker Group), as compared to 2007 fourth quarter revenue of $50.0 million. Segment operating income increased $6.2 million to $7.7 million (including $6.9 million of income from the acquisition of Becker Group). On an organic basis (excluding Becker Group) segment revenue was $45.8 million, down $4.2 million from the fourth quarter 2007, and segment operating income was $786,000, down $659,000 from the 2007 quarter.

Full year revenue was $225.4 million, up $52.7 million or 30.5 percent from $172.7 million in 2007 (including $25.4 million from the acquisition of Becker Group). Full year segment operating income was $1.9 million (including a loss of $677,000 from Becker Group), as compared to a loss of $4.8 million in 2007. On an organic basis (excluding Becker Group) segment revenue increased $27.3 million or 15.8 percent from 2007 to $200.0 million, and segment operating results improved by $7.4 million from a loss of $4.8 million in 2007 to income of $2.6 million in 2008.

Dykstra said, “Exhibitgroup/Giltspur’s strong revenue growth of more than 15 percent and resulting operating profit are clear indicators that our efforts to reposition the company for growth are working. EG has been successful in building positive momentum, which should position the company well to weather the economic downturn. Although Becker Group had a record revenue year, revenues were not as strong as we had originally anticipated due to the impact of the recession and the credit market disruption on its shopping mall clients.”

Travel and Recreation Services

Travel and Recreation Services segment revenue for the 2008 fourth quarter was $6.4 million, as compared to $8.0 million in the fourth quarter of 2007. Fourth quarter segment operating loss was $1.7 million, as compared to a loss of $1.5 million in the 2007 quarter. Full year revenue was $86.6 million, up $2.4 million or 2.8 percent from $84.2 million in 2007. Full year segment operating income was $22.0 million, as compared to $22.7 million in 2007.

Dykstra said, “The Travel and Recreation Services segment produced strong results in 2008 despite a soft economy and higher travel costs during its high season. While we did experience weakness in tourism volumes, the teams at Brewster and Glacier Park did a great job managing their businesses to maintain revenues and control costs.”

2009 Outlook

Guidance provided by Viad is subject to change as a variety of factors can affect actual operating results. Those factors are identified in the safe harbor language at the end of this press release.

Full Year 2009

Viad’s guidance for full year 2009 income per diluted share is expected to be in the range of $1.15 to $1.35. This compares to 2008 income before other items of $2.28 per share. This guidance range reflects the expectation that unfavorable currency translation will negatively impact income per share by approximately $0.18. Additionally, the range includes lower interest income of approximately $0.06 per share and a first quarter restructuring charge of approximately $1 million pretax ($600,000 after-tax, or $0.03 per share) related to the rationalization of certain positions in connection with the integration of Becker Group and Exhibitgroup/Giltspur. Additional charges may arise as the company continues to evaluate and adjust its cost structure.

Full year revenue is expected to decrease by 15 percent to 20 percent from 2008 revenues of $1.1 billion as a result of:

  negative show rotation of about $85 million, including exhibitor discretionary revenue on the rotating shows (roughly 7.5 percent revenue decline);
  unfavorable currency translation of approximately $40 million (roughly 3.5 percent revenue decline); and
  reduced demand for marketing and tourism services due to the economic recession, partially offset by market share gains (4 percent to 9 percent revenue decline).

Full year operating income is expected to decrease by 35 percent to 40 percent from 2008 operating income of $82.0 million as a result of the decline in revenues, partially offset by cost reductions.

Viad’s full year guidance also includes the following assumptions.

  Foreign Exchange Rates – Exchange rates are expected to approximate $0.82 U.S. Dollars per Canadian Dollar and $1.50 U.S. Dollars per British Pound.
  GES – Revenue is expected to decrease by 15 percent to 20 percent from 2008, driven by negative show rotation revenue of about $85 million, unfavorable currency translation of approximately $25 million and the assumption that same-show revenue will decline by roughly 10 percent. Operating margins are expected to approximate 6 percent, reflecting aggressive cost reduction efforts to help offset the revenue decline.
  Experiential Marketing Services – Revenue is expected to decline by $25 to $35 million (11 percent to 16 percent) from 2008, driven by unfavorable currency translation of approximately $9 million and reductions in existing client spend, partially offset by continued market share gains. Operating income is expected to decline by $6.0 million to $9.0 million.
  Travel and Recreation Services – Revenue is expected to decrease by 15 percent to 20 percent from 2008, driven by unfavorable currency translation of approximately $8 million as well as declines in tourism within Western Canada. Operating margins are expected to approximate 23 percent.
  Show Rotation – The quarterly show rotation pattern for GES is expected to be as follows: negative $30 million in the first quarter; negative $5 million in the second quarter, negative $55 million in the third quarter; and positive $5 million in the fourth quarter. At Exhibitgroup/Giltspur, show rotation is expected to positively impact second quarter revenues by about $11 million and negatively impact third quarter revenues by about $13 million.
  Effective Tax Rate - The effective tax rate is expected to be in the range of 38.0 percent to 39.0 percent, as compared to the 2008 effective tax rate on income before other items of 37.4 percent.

First Quarter 2009

For the first quarter, Viad’s income per share is expected to be in the range of $0.18 to $0.33. This compares to first quarter 2008 income before other items of $0.81 per share. Revenue is expected to be in the range of $250 million to $270 million as compared to $335.4 million in the 2008 first quarter. Segment operating income is expected to be in the range of $9.0 million to $14.0 million as compared to $28.6 million in 2008. The declines from 2008 are expected to be driven primarily by negative show rotation revenue of $30 million at GES, an approximate $14 million revenue decline due to unfavorable currency translation and expected declines in tradeshow marketing spend.

Implicit within this guidance, are the following revenue and operating income expectations.

	Revenue			Operating Income (Loss)
	Low End		High End	Low End		High End
	($ in millions)
GES	$215.0	to	$225.0	$20.0	to	$23.0
Experiential Marketing	$32.0	to	$38.0	$(8.5)	to	$(6.5)
Travel & Recreation	$4.5	to	$5.5	$(3.0)	to	$(2.0)

Summary

Dykstra said, “The economy has weakened further in 2009. Corporate marketing budgets are being reduced as part of overall cost reduction efforts and consumers are being affected by falling home prices and rising unemployment. Tradeshow exhibitors are scaling back, and, based on early 2009 shows that we’ve produced and input from other organizer clients, we currently expect GES’ same-show revenue to decline by roughly 10 percent. In addition, show rotation turns negative this year and we expect it to impact GES’ revenues by about $85 million relative to 2008. On the Travel and Recreation side, recent feedback from Brewster’s tour operator clients in various international markets suggests that group tour volume will decline markedly in 2009. Overall, there is much uncertainty in the marketplace and our current guidance for 2009 reflects our best estimates based on information available at this time. As we progress through the year, we will continue to evaluate additional opportunities to reduce costs and improve efficiencies.”

Dykstra added, “Even in this tough environment, however, we expect opportunities. Our leading market positions, talented and hard-working employees, culture of innovation and integrity, and strong balance sheet are key advantages for us relative to many of our competitors. And we fully intend to capitalize on those advantages. All of our companies are focused not only on reducing costs but also on increasing service levels, winning new business and increasing market share. The near-term will clearly be difficult. But the fundamentals of our businesses remain very strong. Our goal right now is simple. Do the best job possible to manage through the downturn while positioning our businesses to emerge from this recession even stronger. We remain committed to driving long-term growth and shareholder value.”

Conference Call and Web Cast

Viad Corp will hold a conference call with investors and analysts for a review of full year and fourth quarter 2008 results on Friday, February 6, 2009 at 9 a.m. (ET). To join the live conference call, dial (877) 857-5472, passcode “Viad”, or access the webcast through Viad’s Web site at www.viad.com. A replay will be available for a limited time at (888) 839-2236 (passcode not required) or visit the Viad Web site and link to a replay of the webcast.

Viad is an S&P SmallCap 600 company. Major subsidiaries include GES Exposition Services, Exhibitgroup/Giltspur, Brewster, and Glacier Park, Inc. For more information, visit the company's Web site at www.viad.com.

Forward-Looking Statements

As provided by the safe harbor provision under the “Private Securities Litigation Reform Act of 1995,” Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, legal expenses, tax rates and other tax matters, foreign exchange rates, and the realization of restructuring cost savings. Actual results could differ materially from those discussed in the forward-looking statements. Viad’s businesses can be affected by a host of risks and uncertainties. Among other things, natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for exhibition and event services, existing and new competition, industry alliances, consolidation and growth patterns within the industries in which Viad competes, acquisitions, adverse developments in liabilities associated with discontinued operations and any deterioration in the economy, may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including further terrorist activities or war and international conditions, could affect the forward-looking statements in this press release. Additional information concerning business and other risk factors that could cause actual results to materially differ from those in the forward-looking statements can be found in Viad’s annual and quarterly reports filed with the Securities and Exchange Commission.

Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company, keeping in mind that forward-looking statements speak only as of the date made. Viad undertakes no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect events or circumstances arising after the date as of which the forward-looking statements were made.

VIAD CORP AND SUBSIDIARIES TABLE ONE - QUARTERLY AND FULL YEAR RESULTS (UNAUDITED)

	Three months ended December 31,			Year ended December 31,
(000 omitted, except per share data)	2008	2007	%	2008	2007	%

Revenues (Note A)	$205,842	$215,481	-4.5%	$1,120,861	$1,003,701	11.7%

Segment operating income (loss) (Note A)	$6,281	$(705)	**	$82,002	$68,710	19.3%
Corporate activities	(222)	(1,874)	88.2%	(7,534)	(9,239)	18.5%
Restructuring recoveries (charges) (Note B)	(630)	528	**	(506)	(1,375)	63.2%
Impairment recoveries (charges) (Note C)	(11,231)	-	**	(11,231)	172	**
Net interest income	231	1,082	-78.7%	1,485	4,472	-66.8%
Income (loss) before income taxes and minority interest	(5,571)	(969)	**	64,216	62,740	2.4%
Income taxes (Note D)	1,854	2,544	-27.1%	(20,678)	(19,428)	-6.4%
Minority interest	119	61	95.1%	(550)	(764)	28.0%
Income (loss) from continuing operations	(3,598)	1,636	**	42,988	42,548	1.0%
Income from discontinued operations (Note E)	595	1,984	-70.0%	385	2,049	-81.2%
Net income (loss)	$(3,003)	$3,620	**	$43,373	$44,597	-2.7%

Diluted income per common share:
Income (loss) from continuing operations	$(0.18)	$0.08	**	$2.10	$2.04	2.9%
Income from discontinued operations	0.03	0.10	-70.0%	0.02	0.10	-80.0%
Net income (loss) per share	$(0.15)	$0.18	**	$2.12	$2.14	-0.9%

Basic income per common share:
Income (loss) from continuing operations	$(0.18)	$0.08	**	$2.13	$2.08	2.4%
Income from discontinued operations	0.03	0.10	-70.0%	0.02	0.10	-80.0%
Net income (loss) per share	$(0.15)	$0.18	**	$2.15	$2.18	-1.4%

Common shares treated as outstanding for income per share calculations:

Average outstanding shares	19,928	20,129	-1.0%	20,172	20,423	-1.2%

Average outstanding and potentially dilutive shares
	19,928	20,587	-3.2%	20,493	20,886	-1.9%

** Change is greater than +/- 100 percent.

VIAD CORP AND SUBSIDIARIES TABLE ONE - NOTES TO QUARTERLY AND FULL YEAR RESULTS (UNAUDITED)

(A)	Reportable Segments
		Three months ended December 31,			Year ended December 31,
	(000 omitted)	2008	2007	%	2008	2007	%

	Revenues:
	GES Exposition Services	$132,249	$157,406	-16.0%	$808,847	$746,739	8.3%
	Experiential Marketing Services	67,166	50,032	34.2%	225,393	172,740	30.5%
	Travel and Recreation Services	6,427	8,043	-20.1%	86,621	84,222	2.8%
		$205,842	$215,481	-4.5%	$1,120,861	$1,003,701	11.7%

	Segment operating income (loss):
	GES Exposition Services	$356	$(681)	**	$58,101	$50,814	14.3%
	Experiential Marketing Services	7,651	1,445	**	1,881	(4,832)	**
	Travel and Recreation Services	(1,726)	(1,469)	-17.5%	22,020	22,728	-3.1%
		$6,281	$(705)	**	$82,002	$68,710	19.3%

** Change is greater than +/- 100 percent.

(B)

Restructuring Charges and Recoveries — During 2008 and 2007, Viad recorded restructuring charges of $647,000 ($402,000 after-tax) and $2.0 million ($1.2 million after-tax), respectively. The 2008 charge, recorded in the fourth quarter, primarily related to corporate office expenses, including the elimination of certain positions. The 2007 charges related to severance costs associated with an organizational realignment at Exhibitgroup/Giltspur. Additionally, Viad reversed restructuring reserves of $141,000 ($85,000 after-tax) and $17,000 ($10,000 after-tax) in the 2008 full year and fourth quarter, respectively, and $589,000 ($360,000 after-tax) and $528,000 ($322,000 after-tax) in the 2007 full year and fourth quarter, respectively. These reversals related to certain restructuring costs that were less than previous estimates.

(C)

Impairment Charges and Recoveries — During the fourth quarter of 2008, Viad completed an impairment evaluation of goodwill and other intangible assets. In connection with this testing and as a result of the continued deterioration in the macroeconomic environment, Viad recorded non-cash impairment charges of $11.2 million ($9.4 million after-tax), including $8.6 million primarily related to goodwill and other intangible assets at Becker Group and $2.6 million related to certain intangible assets associated with Melville. Viad also recorded insurance recoveries related to claims associated with Hurricane Katrina of $172,000 ($105,000 after-tax) in 2007. In addition, during 2007 Viad received a settlement of its business interruption insurance claim of $146,000 ($89,000 after-tax), which was recorded in the Experiential Marketing Services segment's operating income.

(D)

Income Taxes — Income taxes include the favorable resolution of tax matters of $5.7 million and $3.1 million in 2008 and 2007, respectively, including $2.5 million and $1.2 million in the fourth quarters of 2008 and 2007, respectively.

(E)

Income from Discontinued Operations — During the three months and full year ended December 31, 2008, Viad recorded income from discontinued operations of $595,000 and $385,000, respectively, related to certain obligations associated with previously sold operations. Full year and fourth quarter 2007 net income includes income from discontinued operations of $2.0 million primarily related to the settlement of a real estate participation interest associated with a parcel of land sold by a discontinued operation several years ago.

VIAD CORP AND SUBSIDIARIES TABLE TWO - INCOME BEFORE OTHER ITEMS, ADJUSTED EBITDA AND FREE CASH FLOW (UNAUDITED)

	Three months ended December 31,			Year ended December 31,
(000 omitted)	2008	2007	%	2008	2007	%

Income before other items:
Income (loss) from continuing operations	$(3,598)	$1,636	**	$42,988	$42,548	1.0%
Impairment charges (recoveries), net of tax	9,405	-	**	9,405	(105)	**
Favorable resolution of tax matters	(2,529)	(1,206)	**	(5,706)	(3,112)	83.4%
Income before other items	$3,278	$430	**	$46,687	$39,331	18.7%

	Three months ended December 31,			Year ended December 31,
(per diluted share)	2008	2007	%	2008	2007	%

Income before other items:
Income (loss) from continuing operations	$(0.18)	$0.08	**	$2.10	$2.04	2.9%
Impairment charges (recoveries), net of tax	0.47	-	**	0.46	(0.01)	**
Favorable resolution of tax matters	(0.13)	(0.06)	**	(0.28)	(0.15)	86.7%
Income before other items	$0.16	$0.02	**	$2.28	$1.88	21.3%

	Three months ended December 31,			Year ended December 31,
(000 omitted)	2008	2007	%	2008	2007	%

Adjusted EBITDA:
Net income (loss)	$(3,003)	$3,620	**	$43,373	$44,597	-2.7%
Income from discontinued operations	(595)	(1,984)	-70.0%	(385)	(2,049)	-81.2%
Income (loss) from continuing operations	(3,598)	1,636	**	42,988	42,548	1.0%
Impairment charges (recoveries)	11,231	-	**	11,231	(172)	**
Interest expense	449	406	-10.6%	1,757	1,658	-6.0%
Income taxes	(1,854)	(2,544)	-27.1%	20,678	19,428	-6.4%
Depreciation and amortization	6,660	5,928	-12.3%	28,048	22,893	-22.5%
Adjusted EBITDA	$12,888	$5,426	**	$104,702	$86,355	21.2%

	Three months ended December 31,			Year ended December 31,
(000 omitted)	2008	2007	%	2008	2007	%

Free Cash Flow:
Net cash provided by operating activities	$13,342	$31,053	-57.0%	$65,607	$82,217	-20.2%
Less:
Capital expenditures	(6,997)	(9,871)	29.1%	(39,046)	(33,259)	-17.4%
Dividends paid	(811)	(823)	1.5%	(3,302)	(3,325)	0.7%
Free cash flow	$5,534	$20,359	-72.8%	$23,259	$45,633	-49.0%

** Change is greater than +/- 100 percent.

CONTACT:
Viad Corp
Carrie Long, Investor Relations, 602-207-2681
clong@viad.com